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                  FORM OF TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                    EACH OF THE ENTITIES LISTED ON APPENDIX A

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.  Terms of Appointment and Duties ...........................................1

2.  Third Party Administrators for Defined Contribution Plans .................6

3.  Fees and Expenses .........................................................7

4.  Representations and Warranties of the Transfer Agent ......................8

5.  Representations and Warranties of the Fund ................................8

6.  Wire Transfer Operating Guidelines ........................................9

7.  Data Access and Proprietary Information ..................................10

8.  Indemnification ..........................................................13

9.  Standard of Care/Limitation on Liability .................................14

10. Confidentiality ..........................................................14

11. Covenants of the Fund and the Transfer Agent .............................15

12. Termination of Agreement .................................................16

13. Assignment and Third Party Beneficiaries .................................18

14. Subcontractors ...........................................................18

15. Miscellaneous ............................................................19

16. Additional Funds/Portfolios ..............................................21

17. Limitations of Liability of the Trustees and Shareholders ................21

Appendix A          Funds and Portfolios
Schedule 1.2(f)     AML Delegation
Schedule 1.3        Service Level Agreement
Schedule 1.6        Simple IRA Services
Schedule 2.1        Third Party Administrator(s) Procedures
Schedule 3.1        Fees and Expenses
Schedule 9          Transfer Agent's Liability

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

       THIS AGREEMENT made as of the __ day of ________________, 2005, by and between each of the entities listed on Appendix A hereto and each being an entity of a type as set forth on Appendix A and organized under the laws of the state as set forth on Appendix A, each with place of business at 399 Boylston Street, Boston, Massachusetts 02116 and each of which is acting on its own behalf and on behalf of each of the portfolios listed under its name on Appendix A, but not jointly with any other entities listed on Appendix A (each such entity, together with its Portfolios (as defined below), shall be severally referred to as the "Fund") and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at Two Heritage Drive, Quincy, Massachusetts 02171 (the "Transfer Agent").

                                   WITNESSETH:

WHEREAS, each Fund currently set forth on Appendix A is a trust registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended; and

WHEREAS, each Fund currently set forth on Appendix A is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 16 being herein referred to severally as the Fund's "Portfolios"); and

WHEREAS, it is contemplated that additional Funds and their Portfolios may become parties to this Agreement by mutual consent of the parties hereto and by execution of a counterpart signature page to this Agreement subject to the provisions of Section 16 hereto; and

WHEREAS, the Fund (as used herein "the Fund" shall refer severally to each entity listed on Appendix A together with its Portfolios) on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Terms of Appointment and Duties

1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus(es) and statement(s) of

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       additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with the prospectus and the procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

       (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Trust Instrument of the Fund (the "Custodian");

       (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

       (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

       (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

       (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

       (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

       (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

       (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

       (i) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and the Fund shall be responsible for all losses or claims resulting from such replacement;

       (j) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

       (k) Record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities and Exchange Act of 1934, as amended, a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund,

                                        2

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       and issued and outstanding. The Transfer Agent shall also provide the
       Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

       (l) Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including, but not limited to, the processing of Share purchases and redemptions and the payment of Portfolio dividends;

       (m) Report abandoned property to state authorities as authorized by the Fund in accordance with the policies and procedures agreed upon by the Fund and the Transfer Agent;

       (n) Provide Shareholder proxy coordination;

       (o) Provide Shareholder account information through various means, including but not limited to, telephone calls, correspondence and research;

       (p) Monitor transactions in the Fund for market timing activity in accordance with the specifications and procedures agreed upon by the parties in writing, which may be amended from time to time. The services provided under this Section 1.1(p) will be ministerial only and such monitoring will not subject the Transfer Agent to any liability for failure to detect market timing activity; provided, however that the Transfer Agent shall be liable for its willful misconduct in connection with performing the services in this Section 1.1(p); and

       (q) Account for and administer the redemption fees on the redemption and exchange of Shares.

1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

       (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan, DRIP or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information and coordinating with and overseeing the print/mail vendor in accordance with the provisions of Section 14.1 below;

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       (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

       (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

       (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; (iv) comply with NSCC rules and procedures applicable to the Transfer Agent's use of Networking; (v) implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the imputing of data into, Networking to persons specifically authorized by the Transfer Agent; and (vi) otherwise perform any and all duties, functions, procedures and responsibilities pursuant to each NSCC matrix level and as otherwise established by NSCC from time to time.

       (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf;

       (f) Anti-Money Laundering ("AML") Delegation. The Fund has elected to delegate to the Transfer Agent certain AML duties under this Agreement and the parties have agreed to such duties and terms as stated in the attached schedule (Schedule 1.2(f) entitled "AML Delegation"), which may be changed from time to time subject to mutual written agreement between the parties.

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       (g) Laws and Regulation. The Transfer Agent will take reasonable steps to stay informed of new securities and tax laws and regulations which apply to the Transfer Agent's products and services hereunder and will take reasonable steps to update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations. On a quarterly basis, upon request of the Fund, the Transfer Agent shall provide the Fund with a Rule 38a-1 certification substantially in the format previously provided to the Fund in connection with the negotiation of this Agreement. The Transfer Agent reserves the right to amend and update the form of its Rule 38a-1 certification from time to time to comply with new or amended requirements of applicable law or to enhance its Compliance+ program.

1.3 Service Level Agreement. The Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services and transaction processing and level of systems availability. The Transfer Agent's performance of the services under this Agreement will be measured against service levels and standards ("SLAs"), which will be established in good faith by mutual written agreement of the parties and shall be made a part of this Agreement as Schedule 1.3.

1.4    Facsimile Communications.

       (a) The Fund hereby authorizes and instructs the Transfer Agent, as transfer agent for the Portfolios listed on Appendix A: (i) to accept facsimile transaction requests on behalf of individual Shareholders received from broker/dealers of record, third-party administrators ("TPAs") or the Fund; (ii) that the broker/dealers, TPAs and the Fund are duly authorized to initiate such transactions on behalf of the Shareholders; and (iii) that the original source documentation is in good order and the broker/dealers, TPAs or the Fund will retain such documentation.

       (b) The Transfer Agent acknowledges that requests for a change in wiring instructions or for redemptions, the proceeds of which are to be paid to third parties or wired to an account other than the account of record, may not be accepted by facsimile transmission in accordance with the Fund's current prospectus. The Transfer Agent will not accept facsimile requests for the foregoing unless and until such time as the Fund's prospectus permits the acceptance of such instructions by facsimile.

1.5    E-Mail Communications.

       (a) The Fund hereby instructs the Transfer Agent, as transfer agent for the Portfolios listed on Appendix A, to accept instructions using e-mail ("E-mail Communications"), as further set out below. The Fund instructs the Transfer Agent to accept such E-mail Communications to and from the Fund. The Fund acknowledges that the Transfer Agent will not act on E-mail Communications to it coming directly from Shareholders.

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       (b) The Fund acknowledges that the Transfer Agent is not extending any warranties or making any representations with respect to the services of any internet services provider. Any delays or errors attributable to the non-functioning of the internet is at the risk of the Fund. The Fund has been advised by the Transfer Agent that E-mail Communications to or from the Transfer Agent may not be encrypted.

       (c) The Fund, when submitting instructions via e-mail, will be responsible for determining that any original source documentation supporting such instructions is in good order and for retaining such original documentation.

2. Third Party Administrators for Defined Contribution Plans

2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which Employers may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Code and administered by TPA(s) which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended.

2.2 In accordance with the procedures established in the initial Schedule 2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

       (a) Treat Shareholder accounts established by the Plans in the name of the trustees, Plans or TPAs as the case may be as omnibus accounts;

       (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the trustee for the benefit of the Plan; and

       (c) Perform all services under Section 1 as transfer agent of the Fund and not as a record-keeper for the Plans.


2.3 Transactions identified under Section 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

       (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under
       Section 1 of this Agreement;

       (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

       (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is usually required by non-retirement plan and pre-nightly transactions.

3. Fees and Expenses

3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses in accordance with the terms of Schedule 3.1 attached hereto.

3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.5 Cost of Living Adjustment. Unless otherwise agreed to at the time of renewal, commencing in the initial year of the first Renewal Term (if any), the total fee for all services for that year and for each successive year of that or any subsequent Renewal Term shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

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4. Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5. Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1 It is a trust duly organized and existing and in good standing under the laws of the state of its organization as set forth on Appendix A.

5.2 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

5.3 All corporate proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4 The Fund and each of its Portfolios is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

5.5 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

6. Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

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6.2    Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the Transfer Agent shall use commercially reasonable efforts to resolve the discrepancy. For all discrepancies that remain unresolved after the use of commercially reasonable efforts, the account number shall take precedence and govern.

6.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or
       (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5 Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8 ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these Section 6 guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street Bank and Trust Company will act as an

                                        9

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       Originating Depository Financial Institution and/or Receiving Depository
       Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or callback. Fund must report any objections to the execution of an order within thirty (30) days.

7. Data Access and Proprietary Information

7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed to include Customer Data (as defined in Section 10.1 below) which shall remain proprietary to the Fund. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

       (a) Use such programs and databases (i) solely on the Fund's computers or those of the Fund's investment adviser, administrator or distributor, or
       (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

       (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s) or those of the Fund's investment adviser, administrator or distributor), the Proprietary Information;

       (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

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       (d) Refrain from causing or allowing information transmitted from the
       Transfer Agent's computer to the Fund's terminal or that of the Fund's investment adviser, administrator or distributor to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld); and

       (e) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

       Notwithstanding the foregoing, the Transfer Agent acknowledges that the Fund may share the Proprietary Information of the Transfer Agent with the Fund's investment adviser, administrator or distributor or any of their affiliates; provided that such parties are subject to obligations of confidentiality to the Fund with regard to such Proprietary Information of the Transfer Agent no less stringent than those set forth in this Agreement

7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time and agreed to by the Fund.

7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8. Indemnification

8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless, and with respect to
       Section 8.1(f) herein, also State Street Bank and Trust Company ("State Street"), from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

       (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

       (b) The Fund's lack of good faith, negligence or willful misconduct;

       (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

       (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

       (e) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

       (f) The negotiation and processing of any checks, wires or ACH transmissions (including in connection with payroll or MSA transmissions) including without limitation for deposit into, or credit to, the Fund's demand deposit account maintained by the Transfer Agent;

       (g) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems; or

       (h) The breach of any representation or warranty set forth in Section 5 above.

8.2 To the extent the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above, the Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund, its Board of Trustees, officers, employees and agents, harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer's Agent's lack of good faith, negligence or willful misconduct in the performance of its services hereunder or the breach of any representation or warranty set forth in Section 4 above.

8.3 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or that of the Transfer Agent. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party's written consent, which consent shall not be unreasonably withheld.

9. Standard of Care/Limitation of Liability

       The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, the Transfer Agent's aggregate liability during any term of this Agreement, whether in contract, or in tort, or otherwise shall be as determined and as set forth on Schedule 9 to this Agreement.

10. Confidentiality

10.1 (a) The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement (such party's "Confidential Information"). The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information of the other party whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The Transfer Agent acknowledges that the Fund may share the Confidential Information of the Transfer Agent with the Fund's board of trustees, investment adviser, administrator and distributor and any of their affiliates and agents, provided that such parties are subject to obligations of confidentiality to the Fund with regard to such Confidential Information of the Transfer Agent no less stringent than those set forth in this Agreement.

       (b) The Transfer Agent represents, covenants, and warrants that Transfer Agent will use the nonpublic personal information of the Fund's Shareholders ("Customer Data") only in compliance with (i) this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended from time to time, (iii) the Gramm-Leach-Bliley Act (the "GLB Act") and Regulation S-P promulgated thereunder to the extent each is specifically applicable to its transfer agency business, and (iv) as directed by authorized persons of the Fund in writing.

10.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use best efforts to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11. Covenants of the Fund and the Transfer Agent

11.1   The Fund shall promptly furnish to the Transfer Agent the following:

       (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

       (b) A copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

11.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and rules thereunder, and will be surrendered promptly to the Fund on and in accordance with its request.

11.4 The Transfer Agent shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors' and officers' errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the Transfer Agent shall provide evidence that coverage is in place. The Transfer Agent shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions be canceled. Such notification shall include the date of cancellation and the reasons therefore. The Transfer Agent shall notify the Fund of any material claims against it with respect to the services provided under this Agreement to the Fund, whether or not they may be covered by insurance, and shall notify the Fund should the total outstanding claims made by the Transfer Agent under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

12. Termination of Agreement

12.1 Term. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Unless a terminating party gives written notice to the other party at least one hundred and twenty
       (120) days before the expiration of the Initial Term or any Renewal Term (as defined herein), this Agreement will renew automatically for an additional year term and, thereafter, for successive one-year terms (each such year-to-year renewal term, a "Renewal Term"). Notwithstanding the foregoing, during a Renewal Term, this Agreement may be terminated by either party upon at least one hundred and twenty (120) days' written notice to the other party. The notification requirements herein shall not apply to a termination for cause, which shall be governed by the provisions of Section 12.6 below. One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 3.5 of this Agreement.

12.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then-current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, if during the Initial Term, the Fund should convert any of such services to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, its affiliates or the TA2000 platform as set forth below, the fees payable to the Transfer Agent shall be calculated as if the services had been performed by the Transfer Agent until the expiration of the Initial Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent, and the payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services (the "Early Termination Fee"). In the event that (i) the Fund terminates this Agreement as the result of its acquisition by or merger into another fund and such other fund's shareholder records are, at the time of such acquisition or merger, maintained by the Transfer Agent or its affiliates, or (ii) the Fund wishes to move its transfer agency servicing operation from the Transfer Agent to an affiliated entity or another DST TA2000 platform (i.e., become a remote user of DST's TA2000 system) as the result of Fund's acquisition by or merger into another fund, then the parties agree to negotiate in good faith to determine whether or to what extent the Early Termination Fee shall apply to such termination.

12.3 Termination Expenses and Costs. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

12.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. Each party hereby agrees to dispose of any "consumer report information," as such term is defined under Regulation S-P promulgated under the GLB Act, in accordance with the provisions of Regulation S-P and the GLB Act applicable to its respective business.

12.5 Unpaid Invoices. Except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement, the Transfer Agent may terminate this Agreement in the event that an invoice payable by the Fund to the Transfer Agent remains outstanding for more than ninety (90) days; provided that the Transfer Agent has provided written notice to the Fund at least thirty (30) days prior to such termination (which notice may be provided prior to the expiration of the ninety (90) day period).

12.6 Termination by either Party for Cause. In the event that: (i) the Transfer Agent defaults in the performance of its obligations under
       Schedule 1.3 "Service Level Agreement" in accordance with the terms of such schedule and, as a result thereof, the Fund is entitled to exercise a Service Level Termination Right as defined in such schedule or (ii) either party fails perform its duties hereunder (including any material interruption or cessation of its operations), which failure materially adversely affects the business operations of the other party and which failure continues for thirty (30) days after receipt of written notice from the first party, unless such failure is excused under the terms of
       Schedule 1.3 or Section 15.3 (Force Majeure) of this Agreement, such non-defaulting party may terminate this Agreement by giving written notice to the other party as of the termination date specified in the notice of termination. The Transfer Agent shall make a good faith effort to facilitate conversion as described in Section 12.2 above. In the event of a termination by the Fund for cause, the Fund shall not be obligated to pay the Early Termination Fee as defined in Section 12.2 above.

13. Assignment and Third Party Beneficiaries

13.1 Except as provided in Section 14.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement. For the avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of a Portfolio or a Fund shall not require the written consent of the Transfer Agent.

13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14. Subcontractors

14.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent duly registered as a transfer agent or, with regard to print/mail services, with another affiliate or provider; provided, however, that consent of the Fund shall be required with regard to print/mail services which the Fund currently maintains by a separate agreement. The Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its affiliate as it is for its own acts and omissions. With regard to print/mail services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside print/mail vendor and to timely and accurately provide all information requested by such print/mail vendor; provided, however, that the Transfer Agent shall not be held liable to the Fund or any affiliated party of the Fund for any act or failure to act by such outside print/mail vendor except where the Transfer Agent's negligent acts or omissions were the proximate cause of such vendor's non-performance.

14.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided that, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15. Miscellaneous

15.1 Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

15.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

15.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that this provision shall not imply that the Transfer Agent is excused from maintaining reasonable business continuity plans to address potential service outages.

15.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7 The Parties. All references herein to the "Fund" are to each of the management investment companies listed on Appendix A hereto, and each management company made subject to this Agreement in accordance with
       Section 16 below, individually, as if the Agreement were between each such Fund and the Transfer Agent. In the case of a series trust, all references to "Portfolio" are to the individual series or portfolio of such trust or to such trust on behalf of the individual series or portfolio, as appropriate.

15.8 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.9 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.10 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.11 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.12 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.13 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                    (a)  If to Boston Financial Data Services, Inc., to:

                         Boston Financial Data Services, Inc.
                         2 Heritage Drive, 4th Floor
                         North Quincy, Massachusetts 02171
                         Attention: Legal Department
                         Facsimile: (617) 483-2490

                    (b)  If to an entity set forth on Appendix A hereto, to:

                         Secretary of the Fund
                         c/o General Counsel
                         399 Boylston Street
                         Boston, Massachusetts 02116
                         Facsimile: (617) 449-2880

16. Additional Funds/Portfolios

       In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Appendix A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder. Furthermore, in the event that one or more additional funds affiliated with the Fund desire(s) to have the Transfer Agent render services as transfer agent under the terms hereof, such fund or funds shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such fund or funds, together with their portfolios, may become parties to this Agreement by execution of a counterpart signature page hereto.

       In the event that new affiliated funds and their portfolios become parties to this Agreement, the fees and expenses set forth on Schedule
       3.1 shall apply to such funds and portfolios for their applicable initial term or renewal term, provided that the requirements of such funds and portfolios are generally consistent with the services then being provided by the Transfer Agent under this Agreement to the Fund and its Portfolios. Notwithstanding the foregoing, however, at such time as the number of CUSIPs serviced by the Transfer Agent for all Hansberger Institutional Series funds and their affiliated funds has increased by forty percent (40%) or more from the number of CUSIPs serviced by the Transfer Agent on the first date of this Agreement (as to all Hansberger Institutional Series funds and their affiliates together) the parties agree to review and, if necessary, negotiate the fees and expenses set forth on Schedule 3.1 for the Fund and its Portfolios and any new affiliated funds and their portfolios in light of the additional administrative, technical and other service costs imposed on the Transfer Agent by such additional services.

17. Limitations of Liability of the Trustees and Shareholders

       A copy of the Agreement and Declaration of Trust of each Fund listed on Appendix A is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by an officer of the Trust on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or Shareholders individually but are binding only upon the assets and property of the Fund.

       [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                           HANSBERGER INSTITUTIONAL SERIES

                                           By:
                                              ----------------------------------

                                           Name:
                                                --------------------------------

                                           Title:
                                                 -------------------------------
                                           As an Authorized Officer on behalf of
                                           each of the Funds listed above.
ATTEST:

--------------------------------



                                           BOSTON FINANCIAL DATA SERVICES, INC.

                                           By:
                                              ----------------------------------

                                           Name:
                                                --------------------------------

                                           Title:
                                                 -------------------------------
ATTEST:

-------------------------------

                                   APPENDIX A
                              Funds and Portfolios

Hansberger Institutional Series, a business trust organized under the laws of the Commonwealth of Massachusetts

       Hansberger Emerging Markets Fund
       Hansberger International Growth Fund
       Hansberger International Core Fund
       Hansberger International Value Fund
       Hansberger All Countries Fund


HANSBERGER INSTITUTIONAL SERIES            BOSTON FINANCIAL DATA SERVICES, INC.

By:                                        By:
   ----------------------------------         ----------------------------------

Name:                                      Name:
     --------------------------------           --------------------------------

Title:                                     Title:
      -------------------------------            -------------------------------

                                 Appendix A - 1

                                 SCHEDULE 1.2(f)
                                 AML DELEGATION
                               Dated _____________

1.     Delegation.

1.1 Subject to the terms and conditions set forth in this Agreement, the Fund hereby delegates to the Transfer Agent those aspects of the Fund's Program that are set forth in Section 4 below (the "Delegated Duties"). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.2 The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2. Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3. Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.     Delegated Duties

4.1 Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

       (a) Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases of trade restricted individuals or entities as may be required from time to time by applicable regulatory authorities;

                              Schedule 1.2(f) - 1

       (b) Submit special payee checks through OFAC database;

       (c) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

       (d) Review wires sent pursuant to instructions other than those already on file with the Transfer Agent;

       (e) Review accounts with small balances followed by large purchases;

       (f) Review accounts with frequent activity within a specified date range followed by a large redemption;

       (g) On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

       (h) Compare all new accounts and registration maintenance through the Known Offenders database and notify the Fund of any match.

       (i) Monitor and track cash equivalents under $10,000 for a rolling twelve- month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

       (j) Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds and prepare and file the SAR. Provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

       (k) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

       (l) (i) Verify the identity of any person seeking to open an account with the Fund, (ii) Maintain records of the information used to verify the person's identity in accordance with applicable regulations and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency.

4.2 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall timely file such report and also immediately notify the Fund, unless prohibited by applicable law.

                              Schedule 1.2(f) - 2

4.3    AML Reporting

       (a) On a quarterly basis, the Transfer Agent shall provide a report to the Fund on its performance of the AML Delegated Duties, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving cash and cash equivalents or unusual or suspicious activity, (ii) Forms 8300 and SARs filed on behalf of the Fund, (iii) outstanding customer verification items, (iv) potential and confirmed matches against the known offender and OFAC databases and (v) potential and confirmed matches in connection with FinCen requests. Notwithstanding anything in this Section 4.3(a) to the contrary, the Transfer Agent reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law or to enhance its Compliance+ program.

       (b) At least annually, the Transfer Agent will arrange for independent testing (an audit) of the AML services it provides to its clients on an organization-wide basis by a qualified independent auditing firm. The Transfer Agent will provide the AML compliance officer of the Fund with the results of the audit and testing, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by the Transfer Agent to address such material deficiencies or weaknesses.

HANSBERGER INSTITUTIONAL SERIES            BOSTON FINANCIAL DATA SERVICES, INC.

By:                                        By:
   ----------------------------------         ----------------------------------

Name:                                      Name:
     --------------------------------           --------------------------------

Title:                                     Title:
      -------------------------------            -------------------------------

                              Schedule 1.2(f) - 3

                                  SCHEDULE 1.3
                             SERVICE LEVEL AGREEMENT

Overview

The standards below represent the levels and standards which the Transfer Agent is generally achieving in its day-to-day operations and which the Fund may reasonably expect the Transfer Agent to generally achieve. Notwithstanding anything in the Transfer Agency and Service Agreement or any schedule or exhibit thereto (the "Agreement") to the contrary, this does not mean, and, the Transfer Agent neither represents, warrants or covenants that, nor does the Fund necessarily expect, that the Transfer Agent shall always meet, fulfill or comply with the levels and standards set forth below at all times. Rather, it is the expectation of the parties that, in the event of a failure to meet, fulfill or comply with the levels and standards set forth below, the parties shall coordinate and cooperate to correct the inadequacies as set forth immediately below in "Service Level Standard Resolution".

Service Level Standard Resolution

Notwithstanding the Transfer Agent's best efforts to achieve the levels and standards herein, the Fund acknowledges that such levels and standards may not be met at all times. In the event that there is a failure to meet a service level or standard, the Transfer Agent shall promptly notify the senior officer designated by the Fund. Thereafter, the parties shall meet to discuss the reason(s) that the Transfer Agent failed to meet such service level or standard with a view to restoring compliance with such level as quickly as reasonably possible under the circumstances to avoid a repeated failure by the Transfer Agent. As part of the resolution process, the parties may, as agreed upon, amend the service level or standard listed below. The parties agree that if the Transfer Agent does not meet (i) the majority of timeliness standards or (ii) the overall quality standard for a period of three (3) consecutive months and the Transfer Agent, after receiving written notice of such failure from the Fund, does not remedy the failure to meet such service level or standard for forty-five (45) days following such consecutive three (3) month period (or such longer period of time as the parties may agree upon) then the Fund may terminate the Agreement for cause upon at least sixty (60) days' advance written notice to the Transfer Agent (the foregoing, a "Service Level Termination Right").

Compliance Measurement

The parties agree that measurement of the service levels and standards set forth herein for purposes of the Service Level Termination Right or otherwise shall not commence until January 1, 2006 in order to provide for an orderly transition of services to the Transfer Agent.

Beginning in January 2006, the Transfer Agent will utilize its own internal quality review process (or, any third party quality review process as the Transfer Agent may elect from time to time to utilize, such process, "Quality Review") to monitor the quality of services provided under the Agreement and the Transfer Agent's satisfaction of the standards and levels set forth herein. The Transfer Agent will measure its performance in accordance with industry standards for (i) timeliness and accuracy of Financial and Non Financial transactions and Call Centers and Correspondence and (ii) systems availability through its Quality Review.

The Fund may, at any time, elect to retain, at its own expense, NQR (or, such other industry-recognized, external quality review process as the Fund may elect from time to time to utilize).

                              Schedule 1.6 - 1

In the event the Fund retains NQR or another third party quality review process, the Transfer Agent will use all reasonable commercial efforts to assist and cooperate with NQR (or such other industry recognized external quality review process as the Fund may elect from time to time to utilize). In addition, the Transfer Agent will provide to the Funds detail from the Quality Review on a monthly basis. The Transfer Agent and the Fund agree to review the Quality Review scores to implement process improvements going forward in the event that improvements are necessary.

Call Center and Processing Standards.

              ACTIVITY                          MONTHLY REPORTING STANDARDS
              --------                          ---------------------------
       TIMELINESS STANDARDS
         Call Center
       Average Speed of Answer                           15 seconds
       Abandonment Rate                                     2%
       Service Levels                              85% within 15 seconds
         Correspondence
       Financial Inquiries                                3 days
       Non-Financial Inquiries                            6 days
       IRA Acct Transfer Request Notices                  3 days
       IRA Acct Transfer Reminder Notices             15,30, and 45 days
         Transactions
       Adjustments                                     98% within 2 days
       Exchanges                                     100% date of receipt
       Maintenance                                     98% within 3 days
       New Accounts                                  100% date of receipt
       Purchases                                     100% date of receipt
       Redemptions                                   100% date of receipt
       Transfers                                       98% within 2 days
       Commission runs                                  3 business days
       Trail commissions                                5 business days
       ACCURACY STANDARDS
       Adjustments                                          95%
       Exchanges                                            98%
       Maintenances                                         98%
       New Accounts                                         93%
       Purchases                                            98%
       Redemptions                                          97%
       Transfers                                            97%
       Overall Quality Standard                             96%

                                Schedule 1.6 - 2

Systems Availability:

  System/                                                              System
Applications       Hours of Availability*                           Availability
                     *Holidays with 7 calendar days advance notice
AS/400                                                                 99.0%
Boston Financial   Monday-Friday     6:00 AM to 11:00 PM (EST)
AWD Databases      Saturday          1:30 AM to 5:00 PM (EST)
                   Sunday            1:30 AM to 11:00 PM (EST)
TA2000                                                                 99.0%
                   Monday-Friday     7:00 AM to 11:00 PM (EST)
                   Please refer to our response below for
                   additional information

                   Saturday-Sunday
                   Generally available, other than for scheduled maintenance or events

AS400:

Server availability is defined as the monthly availability rate that the Transfer Agent (through its parent DST Systems, Inc., "DST") guarantees to maintain for servers in the AWD Data Center in regard to server hardware, operating system, and AWD applications. The monthly availability rate does not include any third party applications, including any custom code.


TA2000 Availability:

TA2000 is generally available in some capacity on 24 hours a day, 7 days a week basis. Below we have provided a description of general availability:

Service level agreements between DST and Boston Financial require that the CICS regions be fully functional between the hours of 7:00 AM EST to the agreed upon start of nightly, generally 10:00 PM EST on all days during which the New York Stock Exchange is open for business however, in actuality the system is much more widely available than the service level agreement implies.

During the nightly cycle, certain files are sporadically unavailable for batch updates. When the shareowner master and history files are unavailable, alternate files are allocated to the on-lines to allow some limited lookup and transaction functionality.

Unless there is scheduled maintenance or other activity, such as a purge or conversion, CICS regions are fully available and functional on all non-business days. Scheduled DST maintenance occurs routinely, generally late on a Saturday night or early on a Sunday morning. Purge and conversion events occur over weekends, generally early Saturday morning through mid-afternoon. When these evens occur, the system is usually unavailable. For most purge and conversion events, it is possible to implement the alternate file process. All scheduled maintenance and other scheduled activities are reported via change control at least two weeks in advance of the event.

                                Schedule 1.6 - 3

FanWeb and Voice Response Unit (VRU) Availability

Internet websites and VRU will be available 99.5% of the time on a 7 day/24 hour basis, excluding for regularly scheduled maintenance to the Website and VRU.

Additional Information:

The Transfer Agent shall not be obligated to meet the foregoing levels and standards during such periods where the Transfer Agent's failure to meet such levels and standards arises out of, results from or is proximately caused by:
(i) a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being used to access the communication lines) outside of the Transfer Agent's facilities; (ii) a Force Majeure event as set forth in Section 15.3 of the Agreement, (iii) an event which requires the Transfer Agent to process at its disaster recovery facility, (iv) a failure to perform properly or timely by a third party whose performance is a prerequisite for the Transfer Agent's performance, (v) a failure, unavailability, disruption or circumstances arising out of or resulting from the Internet if any service hereunder involves or entails utilization of the Internet to transmit to or from the Transfer Agent's facilities, (vi) a pre-planned extraordinary event (e.g., a hardware or software installation), and/or (vii) failures to perform caused by third parties (including the Fund) whose actions are beyond the Transfer Agent's reasonable control. The Transfer Agent shall have no responsibility or liability for the unavailability of a system or service where such unavailability was caused or contributed to by inadequacies of the Fund's equipment.

The Transfer Agent's performance during periods affected by any one or more of the foregoing conditions shall not be measured and included in any Quality Review report provided by the Transfer Agent to the Fund; provided, however, that as soon as any of the foregoing circumstances is rectified or alleviated, the measurement of the Transfer Agent's performance under the foregoing levels and standards shall recommence.

From time to time, business environment changes may necessitate updates to the levels and standards contained within this document. The Transfer Agent and the Fund agree to negotiate in good faith to reach agreement on such additional requirements.

                                Schedule 1.6 - 4

                                  SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                               Dated ____________

1. On each day on which both the New York Stock Exchange and the Fund are open for business (a "Business Day"), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Portfolio (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day as of which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

                                Schedule 2.1 - 1

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)'s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

HANSBERGER INSTITUTIONAL SERIES            BOSTON FINANCIAL DATA SERVICES, INC.

By:                                        By:
   ----------------------------------         ----------------------------------

Name:                                      Name:
     --------------------------------           --------------------------------

Title:                                     Title:
      -------------------------------            -------------------------------

                                Schedule 2.1 - 2

                                  SCHEDULE 3.1
                         HANSBERGER INSTITUTIONAL SERIES
                                FEES AND EXPENSES

                          Effective 10/12/05 to 9/30/08

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees

Greater of the following account fees or $15,000 minimum per CUSIP:

Open Accounts*:
      Networked                          $9.00/account
      Non-Networked                      $15.00/account

Closed Accounts
      All                                $2.00/account

*NOTE:  Includes AML/CIP Services.

Activity Based Fees

Marketing/Sales Calls**                 $1.25/minute

**NOTE:  Billed to the investment adviser of the Fund.

Fiduciary Fees

Effective January 1, 2006, all fiduciary fees (including set-up, maintenance and closeout) paid by Shareholders or swept from current accounts (based on current rates and terms with each Fund) will be retained by the Transfer Agent.

DDA Balance Earnings Credits

The Transfer Agent shall retain all DDA balance earnings credits in lieu of additional fees hereunder.

Programming Hours                        $125 per hour

Out-of-Pocket Expenses                   Billed as Incurred***

Out-of-Pocket expenses include but are not limited to: postage, post office box rental, supplies, statements, checkwriting, print and mailing services, information disc (year end), COOL (computer output on-line), freight, telephone charges, fax lines, 800 line charges, Powerselect,

                                Schedule 3.1 - 1

TA2000 voice, disaster recovery, offsite storage, Vax payroll processing, state tax reporting, NSCC processing, Fund/SERV, literature requests, lost shareholder searches, lost shareholder tracking, Short Term Trader, escheatment, year-end forms, programming hours, on-request and scheduled reports, CIP-related search charges and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

***NOTE: The Transfer Agent reserves the right to introduce specific fee increases, as necessary, to cover increases in the costs of out-of-pocket expenses or regulatory changes; provided, that such fee increases are applied on a universal basis to other clients of the Transfer Agent and that the Transfer Agent provides 90 days advance written notice to the Fund of each such increase. E-mail communication shall be deemed a written communication for purposes of the notice provisions herein.


HANSBERGER INSTITUTIONAL SERIES            BOSTON FINANCIAL DATA SERVICES, INC.

By:                                        By:
   ----------------------------------         ----------------------------------

Name:                                      Name:
     --------------------------------           --------------------------------

Title:                                     Title:
      -------------------------------            -------------------------------
As an Authorized Officer on behalf of
each of the Funds indicated on
Appendix A

                                Schedule 3.1 - 2

                                   SCHEDULE 9
                           TRANSFER AGENT'S LIABILITY

In accordance with the provisions of Section 6 of the Agreement to which this
Schedule 9 is attached, the parties hereto agree that as of the date of this Agreement, no separate limitation on the liability of Boston Financial has been established by the parties and Boston Financial's liability, if any, hereunder shall be determined in accordance with the terms of the Agreement.

                                Schedule 9 - 1